Exhibit 4.65

MEMORANDUM OF AGREEMENT Dated: 8 October 2016
Norwegian Shipbroker's Association's Memorandum of Agreementfor sale and purchase of ships.  Adopted by The Baltic and international Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

AEGAN TRADERS INC, Trust Company Complex, Ajeltake Road, Ajeltake Island, MH 96960 Majuro, Marshall Islands hereinafter called the Sellers, have agreed to sell, and

SYNERGASIA INVESTMENT CORPORATION, Trust Company Complex, Ajeltake Road, Ajeltake Island, MH 96960 Majure, Marshall Islands hereinafter called the Buyers, have agreed to buy

Name: M/V SORRENTO
Classification Society/Class: NK

Built: 2004	By: Imabari Shipbuilding Co., Ltd. Marugame Headquarters

Flag: Malta	Place of Registration: Valletta, Malta

Call sign: 9HOL9	Grt/Nrt: 39,736/25,754

~~Register~~ IMO Number: 9310408

hereinafter called the Vessel, on the following terms and conditions: ______________

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8 as well as Malta, Germany, Greece, Cyprus, England and USA "In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1.	Purchase Price:	US$ 6,700,000. – (United States Dollars Six Million Seven Hundred Thousand Only)

2.	Deposit

As security for the correct fulfilment of this Agreement the Buyers import agent shall pay a deposit of ~~10~~% 15% (~~ten~~ per cent) of the Purchase Price within 5 (five) banking days from the date of this Agreement has been signed by both parties, subjects have been lifted and Escrow Account has been opened, whichever the later.  This deposit shall be placed with Ince & Co, Piraeus Office and held by them as Escrow Agent in an ~~joint~~ Escrow A~~a~~ccount for the Sellers and the Buyers, to be released in accordance with the joint written instructions of the Sellers and the Buyers.  Interest, if any, to be credited to the Buyers.  Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3.	Payment

The ~~said~~ 85% (eighty five cent) balance of the Purchase Price together with extra charges included but not limited to bunker/luboils etc shall be paid in full free of bank charges to Sellers' nominated Bank on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)*	The Buyers have inspected and accepted both the Vessel and Vessel's Classification records. The Buyers have ~~also~~-physically inspected the Vessel ~~at/~~in New Orleans, U.S.A. on 28th/29th September,

2016. ~~and have accepted the Vessel following this inspection and the~~Therefore, the sale is fully outright and definite, apart from the terms and conditions contained herein.

~~b)*~~
~~The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within~~ ___________
~~The Seller shall provide for inspection of the Vessel at/in~~ _______________
~~The Buyers shall undertake the inspection without undue delay to the Vessel.  Should the  Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers.  If the Vessel is accepted after such inspection, the sale shall  become outright and define, subject only to the terms and conditions of this Agreement,  provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be  received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whether this Agreement shall be null and void.~~

*	4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5.	Notices, time and place of delivery

a)
The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 25/20/15//10/7, approximate days notice of the expected time of delivery, and 3/2/1 definite days notice of the estimated time of arrival at the intended place of ~~drydocking/underwater inspection/~~delivery.  When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

The Buyers shall take delivery of the Vessel within 3 (three) banking days (Saturdays/Sundays/holidays in England, Germany, U.S.A., Malta, China and Greece excluded) after the Sellers have tendered to the Buyers a Notice of Readiness for Delivery, the date of tendering such Notice being exclusive. The Notice of Readiness for Delivery shall be submitted by the Sellers to the Buyers (any business day, day and night) once the Vessel is ready for delivery. The Sellers shall not tender Notice of Readiness prior to completion of the underwater inspection unless Buyers have waived same.

Sellers to keep Buyers closely informed of the port of delivery which in any case Sellers to do their best to declare such port not latest than 15 days prior delivery.  However, Sellers to declare latest along with the 15 days notice at least the country of delivery.

b)
The Vessel shall be delivered ~~and taken over~~ charter free, cargo free, free of stowaways, safely afloat at a safe berth buoy/port ~~and accessible berth~~ or anchorage and/or Dry-Dock ~~at/in~~ within Singapore/Japan range between 1st November and 15th December 2016 in the Sellers' option.

Expected time of delivery: 1st November and 15th December 2016 in Sellers'option.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 15th December 2016 in Buyers' option.

c)
If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within ~~7~~ 2 ~~running~~ banking days of receipt of the notice or of accepting the new date as the new cancelling date.  If the Buyers have not declared their option within ~~7~~ 2 banking~~running~~ days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready bythe original cancelling date.

d)
Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

~~a)**~~
~~The Seller shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the  extent of the inspection being in accordance with the Classification Society's rules.  If the rudder, propeller, bottom or other underwater parts below the deepest load line are found  broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' expense to the satisfaction of the Classification Society without  condition/recommendation*.~~

b)**
(i)          ~~The Vessel is to be delivered without drydocking.~~  No DryDocking shall apply. However, the Buyers shall have the right at their risk and expense to arrange for an ~~underwater~~ inspection of the Vessel's underwater parts by a divers approved by Vessel's ~~the~~ Classification Society prior to the delivery of the Vessel in·the presence of class surveyor with Buyers' right to attend without interference at the video monitor or in any way with class surveyors' work. The Sellers shall at their cost make the Vessel available for such inspection. Sellers will give at least 5 (five) days' notice to Buyers of the place/time they intend to make the Vessel available for such inspection. Buyers failure to appoint divers approved by class or attend underwater inspection as per Sellers' notification will be deemed a waiver of their right to inspect the Vessel's underwater parts. The class surveyor to be appointed by the Sellers and all expenses to be for the Buyers' account, unless any damage affecting class is found by class surveyor in under water parts, in which case costs of diving inspection to be for Sellers' account. If the conditions at the place where the Vessel is made available for such inspection are unsuitable for such inspection, according to attending surveyor, the Sellers shall at their risk ad expense make the Vessel available at a suitable alternative place. Thereafter, the Vessel shall be delivered at such alternative suitable place I port.

Should any damage affecting class be found by class surveyor in under-water parts and class approves postmonment of repair of such damage until Vessel's next periodical drydock or survey, then the Sellers have the option to repair same to class's satisfaction or compensate Buyers in cash which shall be deducted from the purchase price at the time of closing.The cash compensation shall be based upon the average of 2 (two) reputable Chinese shipyards' quotation, one obtained by each party. It is understood by both parties that the amount of the monetary settlement is confined to direct repair cost only and does not include indirect cost such as dry-doc king fee,general expenses, deviation cost, off hire and other costs whatsoeve r and that such amount of the monetary settlement is deducted from the Purchase Price (for labour and material costs only) at the time of delivery.

Should any damage affecting class be found by class surveyor in under-water parts and class requires immediate repairs of such damage in a dry-dock and Sellers arrange that the Vessel is dry-docked prior delivery, in which case cancelling date shall be extended by the corresponding number of days lost due to such repair including drydocking, waiting time for drydocking, deviation etc. but in any case limited to a maximum of 30 running days which shall be the new cancelling date, the Buyers have the right to clean and paint the underwater parts below the summer loadline at the Buyers' time, risk and account without interfering with the Sellers' or Vessel's class work and without affecting the smooth and timely delivery of the Vessel. But in any case, the Tailshaft shall not be drawn unless requested by the class surveyor and in any case has to be DryDocked.

If, however, the Buyers' work in dry-dock is still in progress when the Sellers have completed their work, the Sellers have the right to tender the Notice of Readiness for Delivery whilst the Vessel is still in dry-dock and the Buyers are obliged to take delivery of the Vessel after such Notice of Readiness tendered as per Clause 5 above, whether the Vessel is in dry-dock or not. Any extra time and cost for the additional dry -docking incurred by reason of such Buyers' work shall be at the Buyers' risk ad account, however the undocking cost is always for the Sellers' account.

The class shall be the sole arbitrator as to whether underwater damage, if any, affects Vessel's class.

~~The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the ort of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii)          If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts-below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*.  In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.~~

~~(iii)          If the Vessel is to be drydocked pursuant to~~ Clause 6 b) (iii) ~~and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Class 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such even the cancelling date provided for in Clause 5 b)) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i)          the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor.  If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the Inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii)          the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.~~

~~(iii)          the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system.  In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v)          the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyors work, if any, and without affecting the Vessel's timely delivery.  If, however, the Buyers' work in drydock is still in progress when the Sellers have Completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense.  In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~

~~Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, Alternative 6 a) to apply~~

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her at the time of inspection on board and on ~~shore.~~  order, used or unused, including all spare parts and spare equipment, stores, radio installations and navigational equipment. Unused stores and provisions to be taken over by Buyers without extra cost.

The Vessel does not have a spare anchor, or spare tail-end shaft, or a spare propeller.

Excluded from this sale are personal effects of Master, Officers and Crew including slop chest, log books, holy icons, ISM manuals, original certificates which must be surrendered to authorities and hired or third party's items,which shall be taken ashore by the Sellers upon or before delivery of the Vessel.

Notwithstanding the above, the following items to be excluded from the sale:

a)          Oxygen / Acetylene / Freon Gas Bottles
b)          All Log Books for Deck, Engine and radio with Buyers' right to photocopy available logs onboard at their own expense, but the Seifers shall provide the scanning copy of same
c)          All SPS, ISM and quality documentation and correspondance
d)          Training video library, books
e)          Crew/Officers library / walport videos
f)          AIl Master's Slopchest / Bonded stores, all Master's and crew's personal belongings
g)          Personal lap-top computers of crew
h)          Personal cell phones of crew
i)          Contents of Master's safe
j)          Works of Art; Originals, copies, prints, statues
k)          Certificates / documents to be returned to authorities (Need to have Vessels original certificate of Registry to be returned back to the authorities)
l)          All leased rented, hired equipment .(Sellers confirmed no leased rented, hired equipment on board)

Price to include everything belonging to the Vessel on board, including all navaids and wireless equipment.
~~All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account.  The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers.  Unused Broached/ unbroached stores and used/unused provisions shall be included in the sale and be taken over by the Buyers without extra payment.~~

~~The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items.  Library, forms, etc, exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire): _____~~

The Buyers shall take over the for remaining bunkers at the time of delivery and pay extra as per Singapore Platts prices 1 (one) day prior to Vessel's delivery. Also Buyers to pay extra for Vessel's all types of ~~and~~ unused lubricating oils and greases that have not passed through Vessel's systems in designated storage tanks and sealed drums/pails at Sellers' last net prices evidenced by invoices/vouchers. ~~and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~

The quantities of the bunkers and the unused lubricating oils and greases remainig on board on delivery shall be agreed with a joint survey between the Buyers and the Sellers and their representatives not later than 2 (two) days prior to the delivery with an agreed allowance for consumption up to physical delivery.
~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

8.	Documentation

The place of closing: either at Marousi, Greece or at Sellers' Bank in London, England in Sellers' option, declarable latest along with the 15 days notice.

The parties undertake to agree on the documents that each is to provide the other for closing and/or registration purposes, as soon as reasonably practicable and to include the agreed list of documents as an Addendum to this Agreement. However, agreement of such Addendum shall not delay signing of this Agreement, lifting of subjects and payment of Deposit as per Clause 2 herein above.

As per custom practice,drafts/samples of the above documents to the extent available to be exchanged by fax/email at least 10 (ten) working days prior to closing for comments and verification , in order to ensure a smooth closing.

~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:~~

~~a)~~
~~Legal Bill of Sale in a form recordable in _____________ (the country in which the Buyers are) to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages  and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the cousul of such country or other competent authority.~~

~~b)~~	~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel~~

~~c)~~	~~Confirmation of Class issued within 72 hours prior to delivery.~~

~~d)~~	~~Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances~~

~~e)~~
~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written  undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f)~~
~~Any such additional documents as may reasonably be required by the competent authorities~~
~~for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~
~~documents as soon as possible after the date of the Agreement~~

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

~~At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as-well-as-all plans etc., which are on board the Vessel.  Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies.  Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request.  The Sellers may keep the Vessels log books but the Buyers to have the right to take copies of same.~~

9.	Encumbrances

The Sellers warrant that the Vessel~~, at the time of delivery, is~~ shall be delivered, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever at the time of delivery. The Sellers hereby undertake to idenify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear expected. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation * by Class or the relevant authorities for at least 6 (six) months at the time of delivery.

All plans, drawings and instruction manuals (excludig ISM manuals) which are on board shall be delivered tothe Buyers' Master as they are upon delivery of the Vessel.

All remaining plans, drawings and instruction manuals in the Sellers' possession shall be forwarded to the Buyers' main office after delivery. Forwarding charges, if any, shall be for the Buyers' account.

Logbooks shall be retained by the Sellers. However, the Buyers have the right to take photocopies of the available logbooks onboard before delivery at the Buyers' cost.

"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name / markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers.  If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers' representatives

After signing of the MOA and 15% deposit has been lodged into the Escrow Account ~~this Agreement has been signed by both parties and the deposit had been lodged,~~ the Buyers have the right to place up to 2 (two) representatives on board strictly as observers for familiarization purposes only. Such representatives to board the Vessel at the Buyers' risk and account and shall always remain under the Master's command without interference with the Vessel's operation and her schedule. Indemnityletters from eac h of Buyers' representatives shall be provided to the Sellers before the said representatives boarding. Said Buyers' representatives to be allowed to use Vessel's communication equipment and said charges will be settled by Buyers representatives on board and to the Master directly, but before delivery. Also, Buyers representatives to pay a victualing daily rate of USD 10.- per representative.

~~the Vessel at their sole risk and expense upon arrival at ____ on or about _______~~
~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel.  The Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.~~

16.	Arbitration

a)*
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. Arbitrators to be members of the London Maritime Arbitrators Association.  On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint ~~an umpire whose decision~~ a third arbitrator and the decision of any two of them to s~~hall~~ be final.

~~b)*~~
~~This Agreement shall be governed by and construed in accordance with Title 9 of the United states code and Law of the State of New York and should any dispute arise out of  this Agreement, the matter in dispute shall be referred to three persons at New York, one to  be appointed by each of the parties hereto, and the third by the two so chose; their  decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at ______, subject to the procedures applicable there The laws of _______ shall govern this Agreement.~~
~~*~~	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

17.	P & C

All details of these negotiations and any eventual sale shall be kept strictly private and confidential among all parties concerned, except where required by statutory or requirements for stock listed companies.

18.
On delivery the Sellers shall hand to Buyers a letter of undertaking stating that to the best of their knowledge the Vessel under present Ownership is not blacklisted by the Arab boycott league in Damascus, has not traded through any U.N. sanctioned countriesa that she has not been infested by Gypsy Moth.

19.
The Vessel shall be delivered with her cargo holds clean swept, and free of cargo. However, Sellers have the option to deliver the Vessel with her cargo holds as they are left by stevedores after completion of discharge of cargo on board by paying Buyers a lump-sum amount of USD 4,000 in lieu of cargo holds cleaning.

20.	This Sale / Purchase is subject to the Sellers' BOD approval which to be lifted within 5 (five) Banking Days from signing of this Agreement by both the Buyers and the Sellers.

For the Sellers /s/ Sofia Manola	For the Buyers /s/ Nikos Diamantaras
Name: Sofia Manola Title: Attorney-in-fact	Name: Nikos Diamantaras Title: Attorney-in-fact